Exhibit 4

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-11 21988G825 & 21988GAK2

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending January 1, 2002.

INTEREST ACCOUNT
----------------
Balance as of July 1, 2001 .....................................   $        0.00
         Scheduled Income received on Securities ...............   $1,602,436.50
         Unscheduled Income received on securities .............   $        0.00

LESS:
         Distribution to Class A1 Holders ......................  -$1,562,400.00
         Distribution to Class A2 Holders ......................  -$   40,036.50
         Distribution to Depositor .............................  -$        0.00
Balance as of January 1, 2002 ..................................   $        0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of July 1, 2001 .....................................   $        0.00
         Scheduled Principal payment received on securities ....   $        0.00
LESS:
         Distribution to Holders ...............................   $        0.00
Balance as of January 1, 2002 ..................................   $        0.00

                UNDERLYING SECURITIES HELD AS OF JANUARY 1, 2002

Principal
Amount                          Title of Security
------                          -----------------
$39,060,000                AON Capital 8.205% Debentures due January 1, 2027
                           CUSIP: 037388AE5

U.S Bank Trust National Association, as Trustee